Exhibit 99.1

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises Provides Business Update

Outlines Actions Taken in Response to COVID-19

Receives Notice from NYSE

DAVENPORT, Iowa – May 18, 2020 – Lee Enterprises, Incorporated (NYSE: LEE) (“Lee” or the “Company”) today provided a business update, including actions taken in response to the COVID-19 pandemic, and announced that the Company has received a letter from the New York Stock Exchange (NYSE) indicating that the Company is not compliant with certain listing standards.

Kevin Mowbray, President and Chief Executive Officer, said, “We have taken swift business and operational actions in the face of the unprecedented COVID-19 pandemic, with a focus – above all else – on protecting the health and safety of our employees, readers and communities. Like other local media companies, we expect our advertising revenue to be significantly impacted by the ongoing pandemic and we have taken aggressive actions to manage the near-term economic impact to our company. Notably, Lee has a solid liquidity position, including approximately $31 million in cash on our balance sheet as of the end of March and an attractive debt structure, 25-year maturity with no fixed mandatory principal payments and no leverage or financial performance covenants, as a result of the refinancing we completed earlier in the year with Berkshire Hathaway, now our sole lender.”

Mowbray continued, “The size and engagement of our audience during this time underscores the vital role we play in the communities where we operate. We are focused on continuing to deliver outstanding local news coverage that our readers trust and maintaining strong partnerships with our advertisers, keeping communities informed and engaged. We are grateful to our dedicated employees for being there when it matters most and reacting with incredible resiliency and creativity to deliver their best work under difficult circumstances.”

Business Update

Lee’s business performance has been adversely affected by the COVID-19 pandemic, including a decline in advertising revenue related to the economic downturn and limited economic activity in local markets due to government mandated shutdowns. However, the Company noted that approximately 43% of its revenue is subscription based, including subscription revenue and revenue at TownNews. These categories have been significantly less affected by COVID-19 to date than advertising revenue. Additionally, approximately 47% of Lee’s advertising revenue is from local retailers, while the Company has limited exposure to hardest hit advertising areas, with only approximately 12% of ad revenue from national retail and 4% from programmatic.

The Company has a solid liquidity position. As of March 29, 2020, Lee had approximately $31 million in net cash and cash equivalents on its balance sheet. As previously announced, the Company entered into a $576 million long-term financing agreement with Berkshire Hathaway. The financing has a 25-year maturity with no fixed mandatory principal payments and does not contain leverage or financial performance covenants which could result in an event of default. Berkshire Hathaway is Lee’s sole lender as the Company has no other debt.

In response to the current environment, Lee has identified additional measures to reduce expenses and preserve liquidity. In the first quarter 2020, Lee implemented a temporary pay reduction for its executive team and will further reduce executive pay by 20% in the third quarter 2020. All other employees will be subject to either a pay reduction or furlough equivalent to two weeks of salary in the third quarter 2020. The Company’s board of directors also took a 25% reduction in compensation. These actions will reduce third quarter 2020 operating expenses by nearly $10 million.

Lee also remains focused on realizing the full benefits of its acquisition of Berkshire Hathaway’s newspaper operations, which was completed in March. The Company remains confident expecting $20 to $25 million in run-rate synergies within 24 months of completing the acquisition, on top of the cost actions outlined above.

As noted in an earlier filing, Lee expects to file its Quarterly Report for the period ended March 29, 2020, on Form 10-Q by June 22, 2020, consistent with the SEC’s March 25, 2020 order that provides relief on certain fling deadlines due to unanticipated delays caused by the COVID-19 pandemic. Lee expects to issue its earnings press release for that quarter, and hold its regular conference call, in advance of the filing.

Informing Local Communities & Driving Advertiser Engagement

Consistent with peers, all Lee publications’ COVID-19 coverage was put in front of paywalls. This increased digital audience metrics over the last six weeks, with page views up more than 40% in most markets during this time, further underscoring the key role the Company plays in its communities. Lee’s audience team quickly implemented new marketing initiatives to convert these readers into subscribers and the Company has seen an uptick in digital-only subscriptions as a result.

Lee’s advertising teams are working closely with local businesses to support their engagement with communities. On April 20, 2020, Lee launched a local marketing grant program that offers matching marketing funds to businesses impacted by the COVID-19 pandemic. More than 2,000 grant requests totaling more than $15 million were received in the first week, with the majority of the requests from non-advertisers. The Company also introduced a gift card directory, branded Buy Local, which provides local businesses with a platform to sell gift cards during this challenging time. To date, approximately 3,200 local businesses are participating and more than 62,000 unique users have shopped this platform.

Protecting Employees

While Lee’s markets are considered essential businesses in all states in which it operates, the Company has taken proactive steps to ensure employee safety. Nearly all of the Company’s non-production and delivery workforce is able to work from home. For the Company’s printing, production and distribution operations, and other employees who are unable to work from home, Lee implemented social distancing measures and hygiene best practices consistent with guidance from the CDC and WHO. Lee is closely monitoring and will continue to follow guidelines from the CDC and local governments as states begin to ease safety restrictions.

Notice from NYSE

Also today, Lee announced that on Tuesday, May 12, 2020, it received notice from the New York Stock Exchange (NYSE) indicating that the Company is not in compliance with certain listing standards. NYSE continued listing standards include (among other requirements):

●	Issuers maintain an average closing share price over a 30 trading-day period of at least $1.00.
●	Issuers maintain average global market capitalization over a consecutive 30 trading-day period of at least $50 million and, at the same time, its shareholders’ equity must exceed $50 million.

Lee is not currently in compliance with these standards. Lee intends to notify the NYSE of its intent to cure the deficiencies and return to compliance with the NYSE continued listing requirements within the cure period. Failure to satisfy the conditions of the cure period or to maintain other listing requirements could lead to a delisting. During the cure period, Lee’s shares of common stock will continue to trade on the NYSE.

The U.S. Securities and Exchange Commission (SEC) recently approved tolling cure periods. Accordingly, the Company will have six months from July 1, 2020 to cure the minimum share price standard and 18-months from July 1, 2020 to cure the minimum market capitalization/equity standard.

The NYSE notification does not affect Lee’s ongoing business operations or its SEC reporting requirements, nor does it trigger any violation of its debt obligations.

Lee is currently in compliance with all other NYSE continued listing standards. The Company will evaluate available options to regain compliance with the NYSE’s continued listing standards based on the trading price of its common stock in the coming weeks.

About Lee Enterprises

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and, following its recent acquisition of BH Media Group, nearly 350 weekly and specialty publications serving 77 markets in 26 states. Lee's newspapers have average daily circulation of more than 1.2 million, and reach more than 44 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Investor Contact	Media Contact
IR@lee.net	Charles Arms
(563) 383-2100	charles.arms@lee.net
(563) 383-2129

Cautionary Statements Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Statements in this release, including statements regarding the expected filing date of the Company’s Form 10-Q, contain information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

●	Revenues may continue to diminish or declines in revenue could accelerate as a result of the COVID-19 pandemic;
●	Revenues may continue to be diminished longer than anticipated as a result of the COVID-19 pandemic;
●	The COVID-19 pandemic may result in material long-term changes to the industry which may result in permanent revenue reductions for the Company;
●	Our ability to regain compliance with the NYSE within the relevant cure period;
●	We may experience increased costs, inefficiencies and other disruptions as a result of the COVID-19 pandemic;
●	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;
●	Our ability to manage declining print revenue;
●	Whether our warrants that were issued in our 2014 refinancing will be exercised;
●	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
●	Change in advertising and subscription demand;
●	Changes in technology that impact our ability to deliver digital advertising;
●	Potential changes in newsprint, other commodities and energy costs;
●	Interest rates;
●	Labor costs;
●	Legislative and regulatory rulings;
●	Our ability to achieve planned expense reductions;
●	Our ability to maintain employee and customer relationships;
●	Our ability to manage increased capital costs;
●	Competition; and
●	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, liquidity and ability to refinance our indebtedness as it matures, anticipated effects and synergies of acquisitions; anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Readers are cautioned not to place undue reliance on such forward-looking statements.